Exhibit 99.1

Press Release	Source: U.S. Restaurant Properties, Inc.

U.S. Restaurant Properties Announces Sale of Common Stock

By Lone Star Funds

Dallas, Texas –U.S. Restaurant Properties, Inc. (NYSE: USV) announced today the sale by Lone Star Funds in an underwritten public offering through Morgan Keegan & Company, Inc. an aggregate of 2,000,000 shares of the Company’s outstanding common stock at a price of $15.55 per share. The Company received none of the proceeds from the sale. The Lone Star Funds granted Morgan Keegan an option to purchase an additional 200,000 shares of common stock to cover overallotments, exercisable for 30 days following the date of the offering. Robert Stetson, CEO, commented, “The sale at this time is consistent with the typical duration of Lone Star Funds’ investments. Lone Star has been a valuable strategic partner over the last three years and we look forward to potential opportunities to work with them on future projects. Separately, the Board of Directors, including David West and Len Allen, will maintain its current composition.”

Copies of the prospectus with respect to these securities may be obtained from Morgan Keegan & Company, Inc., 50 North Front Street, Memphis, Tennessee 38103. These securities were sold pursuant to a registration statement that was declared effective by the Securities and Exchange Commission on March 26, 2004 with respect to 2,229,765 shares. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.

Contact: U.S. Restaurant Properties, Inc. – Dallas, Texas

Investor Relations – (972) 387-1487 Ext. 147